Exhibit 99.1

TRACON Pharmaceuticals Reports First Quarter 2016 Financial Results and Provides Corporate Update

Multiple phase 2 top-line data readouts and initiation of potential registration-enabling studies of TRC105 anticipated in 2016

San Diego, CA — May 11, 2016 — TRACON Pharmaceuticals (NASDAQ:TCON), a clinical stage biopharmaceutical company focused on the development and commercialization of novel targeted therapeutics for cancer, wet age-related macular degeneration and fibrotic diseases, today announced financial results for the first quarter ended March 31, 2016.

First Quarter 2016 and Recent Corporate Highlights

•            In May, the European Medicines Agency (EMA) granted TRC105 orphan drug designation for the treatment of patients with soft tissue sarcoma, indicating concurrence that TRC105 may offer significant benefit versus approved drugs for this rare disease.

•                  In May, dosing was initiated in a Phase 1/2 neoadjuvant study evaluating TRC105 in combination with Afinitor® (everolimus), a mammalian target of rapamycin (mTOR) inhibitor, and Femara® (letrozole), an aromatase inhibitor, in patients with breast cancer prior to surgery. Approximately 35 patients are expected to enroll in the study and TRACON anticipates the availability of top-line data in 2017.

•                  In March, encouraging updated data from a patient with choriocarcinoma treated with TRC105 in combination with Avastin® (bevacizumab) with an ongoing durable complete response were presented by Dr. Kevin Elias of the Dana-Farber Cancer Institute and Harvard Medical School at the Annual Meeting of the Society of Gynecologic Oncology.

•                  In March, dosing was initiated in a Phase 1b clinical trial evaluating TRC105 in combination with Avastin and carboplatin and paclitaxel chemotherapy in patients with non-small cell lung cancer. This study is an open-label, non-randomized clinical trial of TRC105 in patients who have not received prior Avastin or chemotherapy. Approximately 18 patients are expected to enroll in the study and TRACON anticipates the availability of top-line data in 2017.

•                  In January, the U.S. Food and Drug Administration (FDA) granted TRC105 orphan drug designation for the treatment of patients with soft tissue sarcoma.

•                  In January, the National Cancer Institute (NCI) initiated dosing in a Phase 2 clinical trial evaluating the combination of TRC102 and Temodar® (temozolomide) in patients with glioblastoma. The study is an open-label, non-randomized trial designed to assess the activity of the combination of TRC102 and Temodar in patients with glioblastoma who have progressed on prior radiation and chemotherapy, and will include a cohort of Avastin-naïve patients and a cohort of patients who have received prior Avastin treatment. The trial is expected to enroll approximately 66 patients.

“We continue to achieve important clinical progress across our pipeline, and remain on track to initiate our first Phase 3 pivotal study of TRC105 later this year,” said Charles P. Theuer, M.D., Ph.D., President and CEO of TRACON. “This should be a transformative year for TRACON, as we expect to deliver on a number of key milestones, including multiple Phase 2 data readouts across several indications. In addition, the recent orphan drug designations from both the FDA and EMA for TRC105 in soft tissue sarcoma not only provide a number of regulatory and financial benefits, they also enable our tiered drug development strategy of initially addressing targeted patient populations with particularly high unmet medical need.”

Expected 2016 Milestones

•                  Three data presentations at the American Society of Clinical Oncology Annual Meeting in June:

•                  Survival data stratified by tumor endoglin expression from the Phase 1b/2 study of the combination of TRC105 and Votrient in soft tissue sarcoma patients, including in an expanded cohort of patients with angiosarcoma.

•                  Overall survival data from the Phase 2 study of the combination of TRC105 and Avastin in Avastin-refractory glioblastoma patients.

•                  Data from the Phase 1 study of the combination of TRC102 and Temodar in refractory solid tumor patients.

•                  Initiation of dosing in a multi-center Phase 1b/2 trial of TRC105 and Nexavar® (sorafenib) in patients with hepatocellular carcinoma is expected in the second quarter of 2016.

•                  Initiation of a global Phase 2 trial of TRC105 in Gestational Trophoblastic Neoplasia (including choriocarcinoma) is expected in the second half of 2016.

•                  Initiation of a global Phase 3 pivotal trial of TRC105 in angiosarcoma is expected in the second half of 2016.

•                  Top-line data from the randomized TRAXAR Phase 2 trial of TRC105 and Inlyta in renal cell carcinoma is expected by the end of 2016.

•                  Top-line data from the randomized Phase 2 trial of TRC105 and Avastin in glioblastoma is expected by the end of 2016.

•                  Presentation of pre-clinical data related to TRACON’s endoglin antibodies in models of pulmonary and liver fibrosis, including non-alcoholic steatohepatitis (NASH), is expected in the second half of 2016.

First Quarter 2016 Financial Results

•                  Cash, cash equivalents and short-term investments totaled $45.5 million at March 31, 2016 compared to $52.2 million at December 31, 2015.

•                  Collaboration revenue for the first quarter of 2016 was $1.2 million compared to $1.1 million for the first quarter of 2015.

•                  Research and development expenses for the first quarter of 2016 were $5.5 million compared to $3.8 million for the first quarter of 2015. The increase was primarily attributable to increased TRC105 clinical study-related expenses and manufacturing activities, as well as increased compensation-related expenses resulting from increased headcount.

•                  General and administrative expenses for the first quarter of 2016 were $2.0 million compared to $1.0 million for the first quarter of 2015. The increase was primarily a result of increased compensation-related expenses as a result of increased headcount, as well as increased expenses related to being a public company for all of 2016.

•                  The net loss for the first quarter of 2016 was $6.5 million compared to a net loss of $4.0 million for the first quarter of 2015.

Investor Conference Call

The Company will hold a conference call today at 4:30 p.m. EST / 1:30 p.m. PST to provide an update on corporate activities and to discuss the financial results of its first quarter 2016. The dial-in numbers are (855) 779-9066 for domestic callers and (631) 485-4859 for international callers. Please use passcode 4255169. A live webcast of the conference call will be available online from the Investor/Events and Presentation page of the Company’s website at www.traconpharma.com.

After the live webcast, a replay will remain available on TRACON’s website for 60 days.

About TRC105

TRC105 is a novel, clinical stage antibody to endoglin, a protein overexpressed on proliferating endothelial cells that is essential for angiogenesis, the process of new blood vessel formation. TRC105 is currently being studied in multiple Phase 2 clinical trials sponsored by TRACON or the National Cancer Institute for the treatment of solid tumor types in combination with VEGF inhibitors. The ophthalmic formulation of TRC105, DE-122, is currently in a Phase 1/2 trial for patients with wet AMD. TRC205, a second generation antibody to endoglin, is undergoing preclinical testing in models of fibrosis. For more information about the clinical trials, please visit TRACON’s website at http://www.traconpharma.com/clinical_trials.php.

About TRC102

TRC102 (methoxyamine) is a novel, clinical-stage small molecule inhibitor of the DNA base excision repair pathway, which is a pathway that causes resistance to alkylating and antimetabolite chemotherapeutics. TRC102 is currently being studied in multiple Phase 1 and Phase 2 clinical trials sponsored by the National Cancer Institute or Case Comprehensive Cancer Center. For more information about the clinical trials, please visit TRACON’s website at http://www.traconpharma.com/clinical_trials.php.

About TRACON

TRACON develops targeted therapies for cancer, ophthalmic and fibrotic diseases. The Company’s clinical-stage pipeline includes: TRC105, an endoglin antibody that is being developed for the treatment of multiple cancers; DE-122, the ophthalmic formulation of TRC105 that is being developed in wet AMD through a collaboration with Santen Pharmaceutical Company Ltd.; and TRC102, a small molecule that is being developed for the treatment of lung cancer and glioblastoma. To learn more about TRACON and its product candidates, visit TRACON’s website at www.traconpharma.com.

Forward-Looking Statements

Statements made in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding TRACON’s plans to further develop its product candidates, expectations regarding the initiation and timing of future clinical trials by TRACON or third parties, and expected development milestones and availability of additional clinical data. Risks that could cause actual results to differ from those expressed in these forward-looking statements include: risks associated with clinical development; whether TRACON, the NCI or others will be able to complete or initiate clinical trials on TRACON’s expected timelines, if at all; the fact that future preclinical studies and clinical trials may not be successful or otherwise consistent with results from prior studies; the fact that TRACON has limited control over whether or when the NCI completes on-going trials or sponsors additional trials of TRACON’s product candidates; potential changes in regulatory requirements in the United States and foreign countries; TRACON’s reliance on third parties for the development of its product candidates, including the conduct of its clinical trials and manufacture of its product candidates; whether TRACON will be able to obtain additional financing; and other risks described in TRACON’s filings with the Securities and Exchange Commission under the heading “Risk Factors”. All forward-looking statements contained in this press release speak only as of the date on which they were made and are based on management’s assumptions and estimates as of such date. TRACON undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

TRACON Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share data)

	Three Months Ended March 31,
	2016	2015
	(Unaudited)
Collaboration revenue	$1,210	$1,132
Operating expenses:
Research and development	5,495	3,831
General and administrative	2,009	1,013
Total operating expenses	7,504	4,844
Loss from operations	(6,294)	(3,712)
Total other income (expense)	(232)	(283)
Net loss	(6,526)	(3,995)
Accretion to redemption value of redeemable convertible preferred stock	—	(31)
Net loss attributable to common stockholders	$(6,526)	$(4,026)
Net loss per share attributable to common stockholders, basic and diluted	$(0.54)	$(0.50)
Weighted-average common shares outstanding, basic and diluted	12,179,442	8,024,579

TRACON Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	March 31,	December 31,
	2016	2015
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$43,265	$41,373
Short-term investments	2,225	10,783
Prepaid and other assets	1,305	1,150
Total current assets	46,795	53,306
Property and equipment, net	152	173
Other assets	43	43
Total assets	$46,990	$53,522
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$8,607	$8,281
Accrued compensation and related expenses	785	1,163
Current portion of deferred revenue	2,389	3,353
Long-term debt, current portion	2,417	1,378
Total current liabilities	14,198	14,175
Other long-term liabilities	886	905
Long-term debt, less current portion	6,586	7,464
Commitments and contingencies
Stockholders’ equity:
Common stock	12	12
Additional paid-in capital	90,424	89,556
Accumulated deficit	(65,116)	(58,590)
Total stockholders’ equity	25,320	30,978
Total liabilities and stockholders’ equity	$46,990	$53,522

Company Contact:	Investor Contact:
Casey Logan	Andrew McDonald
Chief Business Officer	LifeSci Advisors LLC
(858) 550-0780 ext. 236	646-597-6987
clogan@traconpharma.com	Andrew@lifesciadvisors.com